UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 28, 2010
Packaging Corporation of America
(Exact name of registrant as specified in its charter)

Delaware	1-15399	36-4277050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1900 West Field Court, Lake Forest, Illinois 60045
(Address of Principal Executive Offices, including Zip Code)
(847) 482-3000
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On June 28, 2010, Paul T. Stecko, Chairman and Chief Executive Officer of Packaging Corporation of America (“PCA”), advised PCA’s board that he would relinquish his role as chief executive officer of PCA effective July 1, 2010. Mr. Stecko will continue to serve as chairman of PCA’s board of directors and will remain as an executive officer of PCA in the office of Executive Chairman. Mr. Stecko and PCA entered into a three-year employment agreement (the “Employment Agreement”) to take effect on July 1, 2010. In addition to customary responsibilities of chairman of the board, among other things, Mr. Stecko will focus on key long-term strategic matters of the company. The Employment Agreement is attached hereto as Exhibit 10.1, which is incorporated by reference herein. Mr. Stecko’s compensation under the Employment Agreement is described below under “Compensation Actions.”
     On June 28, 2010, PCA’s board of directors elected Mark W. Kowlzan to succeed Mr. Stecko as chief executive officer and also elected him to PCA’s board of directors. Mr. Kowlzan is currently PCA’s Senior Vice President, Containerboard. Mr. Kowlzan is not party to any relationship requiring disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended. Biographical information is included in the press release filed as Exhibit 99.1 hereto.
     On June 29, 2010, PCA issued a press release announcing the above actions. Such press release is filed herewith as Exhibit 99.1, which is incorporated by reference herein.
Compensation Actions
     On June 28, 2010, the compensation committee of PCA’s board of directors took the following actions with respect to compensation for Mr. Stecko, Mr. Kowlzan, Thomas A. Hassfurther, Executive Vice President, Corrugated Products and Richard B. West, Senior Vice President and Chief Financial Officer:
•	The committee approved a base salary of $950,000 and an $800,000 annual incentive award target for Mr. Stecko, which terms are included in the Employment Agreement. Pursuant to the Employment Agreement, the committee will award Mr. Stecko 125,000 shares of restricted stock on July 1, 2010, which will vest in three years. The restricted stock will vest in full upon Mr. Stecko’s death or disability or a change in control of the company. The agreement is terminable by either party at any time without cause. If PCA terminates the agreement without cause, a pro-rata portion of the restricted stock (based on his length of service through such termination) will vest. Mr. Stecko will continue to participate in the deferred compensation plan and other PCA health and benefit plans on the same basis as he currently participates.

The committee also awarded Mr. Stecko 45,000 shares of restricted stock on June 28, 2010 as the pro-rated portion of his 2010 annual equity award. This award was not made under the Employment Agreement and reflects his service through June 30, 2010 as chief executive officer.

•	The committee approved a base salary of $860,000 and a $975,000 annual incentive award target for Mr. Kowlzan in his new position. The committee awarded Mr. Kowlzan 70,000 shares of restricted stock on June 28, 2010 as his annual equity award.

•	The committee increased the base salary of Mr. Hassfurther from $460,000 to $675,000 and increased his annual incentive award target to $625,000. The committee awarded Mr. Hassfurther 50,000 shares of restricted stock on June 28, 2010 as his annual equity award.

•	The committee increased the base salary of Mr. West from $400,000 to $500,000 and increased his annual incentive award target to $450,000. The committee awarded Mr. West 34,000 shares of restricted stock on June 28, 2010 as his annual equity award.
     The 2010 annual incentive awards described above are pursuant to the terms of PCA’s Executive Incentive Compensation Plan (Exhibit 10.17 to PCA’s Annual Report on Form 10-K for the year ended December 31, 2009) and the equity awards described above are pursuant to the terms of PCA’s Long-Term Equity Incentive Plan (Exhibit 10.19 to PCA’s Annual Report on Form 10-K for the year ended December 31, 2009).
Item 9.01. Financial Statements and Exhibits.
     (D) Exhibits
10.1	Employment Agreement, dated June 28, 2010, between Packaging Corporation of America and Paul T. Stecko

99.1	Press Release dated June 29, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACKAGING CORPORATION OF AMERICA (Registrant)
By:	/s/ Kent A. Pflederer
Vice President, General Counsel and
Secretary

Date: June 29, 2010